Exhibit 23.8

CONSENT OF MARIA VALLEJO GARCIA

The undersigned hereby states as follows:

I, Maria Vallejo Garcia, consent to the use of and references to my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with this Annual Report on Form 10-K for the year ended December 31, 2025 (the “Form 10-K”).

I hereby consent to the incorporation by reference in the Company’s Registration Statement on Form S-3 (No. 333-282706) and any amendments thereto, and in the related prospectuses, and in the Company’s Registration Statements on Form S-8 (Nos. 333-134767, 333-153019, 333-191505, 333-191507, 333-225031, 333-239184, 333-267269, 333-267270, 333-280152, 333-280154) of the reference to my name as set forth above in the Form 10-K.

Date: March 11, 2026	By: /s/ Maria Vallejo Garcia

Name: Maria Vallejo Garcia, P&G Consulting Services LLC